QUALITY SYSTEMS, INC., #4591712
QUALITY SYSTEMS, INC. FISCAL 2013 THIRD QUARTER RESULTS CONFERENCE CALL
January 24, 2013, 7:00 AM PST
Chairperson: Steven Plochocki (Mgmt.)

Operator:
Ladies and gentlemen, and thank you for standing by. Welcome to the Quality Systems Fiscal 2013 Third Quarter Results Conference Call. During today's presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be opened for questions. If you have a question, please press the star, followed by the one, on your touch-tone phone. Please press star, zero, for Operator assistance at any time. For participants using speaker equipment, it may be necessary to pick up the handset before making your selection. This conference is being recorded today, Thursday, January 24th, 2013.

I would now like to turn the conference over to Steven Plochocki, CEO of Quality Systems. Please go ahead, sir.

Steven Plochocki:
Thank you, Taddeo (ph), and welcome everyone to the Quality Systems 2013 Fiscal Third Quarter Results Call. With me this morning are Paul Holt, our CFO; Dan Morefield, our Chief Operating Officer; Steve Puckett, Executive Vice President of NextGen Hospital Solutions and our CTO; Donn Neufeld, our Executive Vice President of Dental and EDI; and Monte Sandler, Executive Vice President of RCM Services.

Please note that the comments made on this call may include statements that are forward-looking within the meaning of securities laws, including, without limitation, statements related to anticipated industry trends, the Company's plans, products, perspective and strategies, preliminary and projected, and capital equity initiatives in the implementation of potential impacts of legal, regulatory and accounting principles.

I'll provide some opening comments and then turn it over to the team.

We continue to execute on the restructuring plan we laid out and began in October 2012 which included the centralization of our sales and marketing efforts as well as the business development and technology functions of the organization. In addition, we've been strengthening our operational structure under the direction of recently appointed Chief Operating Officer Dan Morefield. All these initiatives are starting to gain traction. We are confident the anticipated benefits of these organization changes and their impact on the top line, in our cost structure and then that translation into the bottom line. Albeit early, we are beginning to see some impact from our reorganization as we continue to maximize and leverage our multi-product offering within the healthcare information technology marketplace.

We have set a new date for our Analyst Day. Originally scheduled to be held in November 2012 but postponed due to Hurricane Sandy, the meeting has been

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rescheduled for Monday, May 6th, 2013 at the Le Parker Meridien Hotel in New York City. More details will follow.

We also announced that the Company's Board of Directors declared a quarterly cash dividend of $0.175 per share on the Company's outstanding shares of common stock, payment to the shareholders of record as of March 15th, 2013, with an anticipated distribution date of April 5th, 2013. The $0.175 per share cash dividend id pursuant to the Company's current policy to pay a regular quarterly dividend on the Company's outstanding shares of common stock, subject to further Board review and approval and establishment of record and distribution dates by the Board prior to the declaration and payment of each such quarterly dividend.

Our strategy to capture market opportunities for continued revenue and earnings growth in our marketplace is sound. We will continue to pursue significant opportunities to sell our electronic health record and complementary solutions. Industry estimates indicate that the addressable market for EHR solutions is 35% for physicians and hospitals on a greenfield basis. We are in the third year of government incentive payments to physicians and hospitals and we anticipate continued opportunity in this market as incentive payments drive further adoption. NextGen's Ambulatory EHR currently is fourth out of 400 competitors and Medicare attestations, showing its strength in enabling our customers to demonstrate meaningful use. As the government's requirements for achieving meaningful use and receiving incentive payments become evermore stringent with Stage 2 certification and ICD-10 coding compliance, we believe proven vendors like NextGen will separate from the pack as physician groups replace systems by vendors that simply cannot meet these requirements. We see significant potential for cross-selling new solutions to our existing customer base and bundling multiple solutions for sale to new customers. This will continue to be a major emphasis for the Company.

Over the last several years we have established four business units led by experienced managers to provide focused leadership, to develop business plans, technology infrastructure required to successfully introduce new complementary software and services. At the same time, we have worked to tightly integrate many of these new solutions with our existing software to further strengthen our ability to cross-sell within our existing customer base for each of our product lines and win multi-solution deals with new customers.

QSI is at the forefront of enabling the new healthcare delivery models that are rapidly emerging, namely the accountable care organizations. Our new patient population management solution allows physicians to monitor patient compliance with treatment plans and to track, capture and process revenue associated with proactive communication and care. Our performance management suite provides sophisticated self-service analytics to keep healthcare organizations meeting reporting needs for regulatory, clinical and key financial performance indicators. We see opportunity to grow our RCM service business as the industry seeks to reduce costs by outsourcing billing and collection activities. Management is actively looking to capitalize on the growth and potential we see in this line of business, in particular by extending our current RCM capabilities into the dental

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and hospital markets of which we are actively pursuing at this moment. This will clearly be a fast-growing segment for us and a major emphasis in the upcoming fiscal year.

With nine acquisitions in the last four years, we continually evaluate acquisition opportunities of all sizes. Our core part of the acquisition strategy is to use bolt-on acquisitions to fill a strategic gap or kick-start an entrée into a newer business line. For example, we recently acquired Matrix Management Solutions to expand our RCM offering and we acquired the Poseidon Group to expand the emergency department capabilities of our hospital solution customers. We also have considered and will continue to consider larger, more transformative transactions. Regardless of the size of the transaction, we will continue to focus on those deals that will provide strategic benefits to the Company and make financial sense for our shareholders.

Again, in the past four years we have made nine acquisitions that have helped grow the Company and solidify its market position. At the same time, we have been disciplined in the pursuit of acquired businesses and have rejected acquisitions, both large and small, because they were strategically or culturally incompatible or not financially accretive. Acquisitions will continue to be an important part of our growth strategy as we move into our next fiscal year.

As we look ahead to capture growth opportunities, we're working to achieve cost efficiencies that will increase margins. Our expanding use of offshore capabilities, in particular for software development and other back office functions is one example. Our growing technology innovation centre in Bangalore, India, currently employs more than 225 technologists and engineers, significantly increase the breadth and efficiency of our product development expertise. International expansion is another area of focus in our growth strategy as evidenced by our first international distribution partnership that we've spoken to you about with Dell and Puerto Rico Hospital. These initiatives will allow us to move towards a successful long-term future in light of current market conditions that are changing.

I will now turn it over to Paul.

Paul Holt:
Thanks, Steve, and hello everyone. The Company recorded consolidated revenue of $114.5 million for our fiscal 2013 third quarter, an increase of 2% compared to a year ago quarter revenue of $112.8 million. Our revenue results reflect growth in our recurring services revenue including maintenance, RCI, EDI and other services, being offset by declining system sales. Total services revenue grew 20% on a year-over-year basis to $85.3 million in the current quarter versus $71.1 million a year ago. Total systems sales declined by 30% to $29.2 million versus $41.6 million a year ago. Our services revenue is almost entirely recurring and represented about 75% of total revenue in the December quarter versus 63% a year ago.

We're reported fully diluted earnings per share of $0.26 versus $0.36 a year ago. Our earnings decline primarily reflects a mix change in revenue away from systems sales to recurring services revenue including RCM and EDI which have lower gross margin compared to software. Our results were also impacted by investments we're

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making in our hospital business unit to build out infrastructure to support our growing customer base and capitalize on the opportunities in the small hospital space.

While we're pleased with our growth in services revenue, we have significant opportunities to further penetrate our customer base as many of our service offerings have not yet achieved a significant amount of penetration to date. Monte and Donn will be providing more details on many of these opportunities later in our call.

Consolidated gross profit margin this quarter came in at 59.3%, down from 66% in the same quarter last year. Our gross margin was down primarily due to decline in high-margin software revenue and a change in revenue mix towards recurring streams as I mentioned earlier.

Our total SG&A expense grew by approximately $2.4 million compared to last year, reflecting added SG&A expenses, primarily from higher head counts and other expenses partially offset by lower commission expenses.

Going forward, we're going to continue to diligently manage our operating expenditures, balancing our goals of achieving high operating efficiency while maintaining our ongoing commitment to investing in the future.

R&D expense declined approximately 6.0% to $7.8 million this quarter compared to 8.3 million in the prior year. This decline in expense reflects a higher rate of capitalization of software development expenditures. Total development spend in the current quarter, including amounts capitalized, was up 18% over the prior year at $13.8 million compared to $11.7 million a year ago.

Moving on to taxes, our effective tax rate for the December quarter came in at 32.9% versus 34.8% percent a year ago. Our current period tax rate reflects a larger benefit from the domestic manufacturers tax credit as well as lower state income taxes compared to the prior year. It's worth noting that our current quarter tax rate does not reflect any federal research and development tax credits. An extension of the tax credit was passed in January 2013 and as a result, we will be entitled to take a full year of R&D credit next quarter, however, we are not including any benefit in our current tax provision.

I'm now going to turn over to our segment revenue and operating income performance. Note that as we progress in our process of restructuring our company, our segment reporting may change or be modified in the future, consistent with how we ultimately structure the Company.

Moving on, NextGen Ambulatory revenue, $85.8 million, flat over the prior year. NextGen Ambulatory operating income, $31 million, down 12% over the prior year.

QSI Dental revenue, $5.1 million, up 5% over prior year. QSI Dental operating income, $1.3 million, up 104% over prior year.

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Hospital Solutions, $7.4 million, down 26% over prior year, and Hospital Solutions reported an operating loss of $1.3 million. Note, those results also reflect investments being made in that business unit.

RCM Services revenue, $16.3 million, up 35% over prior year. RCM operating income, $2.1 million. That's up 69% over the prior year.

Moving on to our balance sheet, we ended the quarter with $106.7 million in cash and marketable securities, equal to about $1.80 per share, which is down from $122 million or $2.05 per share at the start of the quarter. Note that at the end of this quarter, we elected to pay our fourth quarter dividend of $10.4 million prior to the end of the quarter as opposed to immediately after the quarter, resulting in our paying out dividend payments of approximately $20.8 million or $0.35 per share instead of our historical $0.175 per share or $10.4 million. In addition, our current quarter also reflects approximately $1.4 million in cash payments related to earn-outs for some of our prior acquisitions.

Total accounts receivable as of December 31 was $151.5 million. Our turnover of accounts receivable was 121 days; that's down 8 days versus same quarter a year ago and up just two days versus the prior quarter. Current deferred revenue declined to $63 million compared to approximately $68 million last quarter. The primary driver of this decline in deferred revenue stems from a reduced amount of deferred implementation services consistent with the drop in system sales which we've been experiencing in recent quarters.

Finally, I'm going to provide some non-cash expenses for the quarter. Total amortization of capitalized software, $2.4 million; amortization of intangible assets, $1.9 million; total depreciation expense, $1.7 million; and stock compensation expense, $0.6 million.

Investing activities for the quarter: internally generated capitalized software, $6.0 million; and fixed assets was $2.3 million.

I want to thank you all for being on our call and your interest in our company. I'm going to turn things over to Dan Morefield.

Dan Morefield:
Thanks, Paul, and hello to everybody. While NextGen Ambulatory revenue is flat over the prior year, we are pleased that our services revenue continues to grow at 20% over the prior year same quarter. This is attributed to solid execution of our cross-selling efforts in EDI, annual licenses, subscriptions, hosting and other service offerings. We are also happy to report that the pilot program with Hanger continues to go well and we expect to start the deployment later this year.

I was happy to-I was pleased to announce this quarter the appointment of NextGen and healthcare IT veteran Mike Lovett as Senior Vice President and General Manager of our Ambulatory business unit, NextGen Healthcare. This move is a continuation of the company restructuring announced last year. Mike has over 25 years of healthcare IT experience including four years as a senior member of our sales organization. Mike brings unique skill and experience sets that include

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intimate knowledge of our products, services and customers. Additionally, Mike has been added to the Company's Executive Committee.

As discussed in the Q&A session of the last earnings call, as part of our restructuring, we continue to review our overall cost structure commensurate with the decelerating pace of our earnings growth. In particular, we are closely looking at our opportunities from cross-business unit efficiencies.

At our user group meeting in November, which, by the way, included over 4,500 attendees and was our largest user group ever, we announced the general release of our newest EHR content version 8.1. With a new user interface, standardized framework for all templates and streamlined navigation, the 8 Series EHR content is faster and easier to use. This version will help providers set the stage for patient-centric care and other emerging delivery models.

With the launch of the revolutionary 8 Series EHR content, we have provided our clients with the best possible solution to meet their medical, administrative and financial needs while preparing them for critical industry initiatives such as meaningful use Stage 2, ICD-10, collaborative care and shifting reimbursement models.

Now for a few of our quarterly operating metrics that we normally report on this call. The Company executed 131 arrangements on a consolidated basis versus 117 last quarter. Of the new arrangements, 74 were greenfield and the rest were replacements-74% were greenfield and the rest were replacements. We executed 46 SaaS agreements during the quarter which are included in the total of 131 arrangements. Discounting did not materially change in the quarter. As of 12/31, we had 110 quota carrying sales and management positions, just slightly lower than the prior quarter of 112 quota carrying sales and management positions.

Our pipeline is approximately $138 million, in line with last quarter's $140 million. That includes Ambulatory, RCM and Inpatient.

I'd like to thank all of you, our clients and our staff who continue to work extremely hard as we pursue multiple opportunities and challenges across our industry.

With that, I'm going to turn the call over to Steve Puckett.

Steve Puckett:
Okay. Thank you, Dan. The Hospital Solutions division sold another five hospitals this past quarter and also had add-on sales of ancillary systems including our surgical products suite and new emergency department systems.

We continue to see our customer base growing well past 200 hospital clients now and most of the non-specialty hospitals have purchased our Ambulatory product suite as well. We now have about 60% of our installed hospital base installed side by side with our Ambulatory product. Specialty hospitals continue to be a great match for our product portfolio and they provide us opportunities to expand into urban and metropolitan markets, as well as our traditional role areas.

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Notable this past quarter is the release of a new version of our hospital product suite with additional functionality that will allow us to enter the greater than 100-bed hospital market. We are currently implementing this version with our first community hospital of this size and expect to have them live this year in order to obtain their meaningful use incentive payments. This marks a significant achievement in the evolution of the product line and we're excited about the potential of entering this expanded market.

I mentioned last quarter that we were on track for all of our qualifying hospitals to achieve their meaningful use incentive payments and I'm proud to report that we currently have a 100% adaptation rate for all of those that qualify and have attempted attestation. Currently, we are working with these same hospitals to allow them to achieve their Stage 2 incentive payments at the end of this calendar year.

So in closing, we continue to focus on the rural and community hospital market and specialty hospitals, and we have now started the cross-training between the hospital sales force and the established Ambulatory one. With the addition of more and more feet on the street, we believe we will be included in many additional new opportunities than ever before.

Thank you for your time and attention, and now I would like to turn it over to Donn.

Donn Neufeld:
Thank you, Steve. Good morning everyone. We had continued success selling NextGen Electronic Dental Record with the NextGen EHR and EPM, adding 10 new joint clients in the quarter. The quarter was also aided by the expansion of our large dental practice management company clients. The QSI Dental pipeline is approximately $6.8 million.

EDI had record revenues in Q3. We continue to grow our core products with claims and statements and have continued acceptance of our newer offerings across all of our business lines.

I'll now turn things over to Monte Sadler.

Monte Sandler:
Thanks, Donn. Good morning everyone. RCM services revenue for the third quarter was $16.3 million, representing a 35% growth over the prior year quarter. Operating income grew 69% over the same period. We continue to grow operating margins through revenue enhancement and cost reduction initiatives led in large part to increased adoption of automation and the evolution of our best practice methodology that is focused on continuous improvement of service delivery to our customers.

We signed several new deals during the quarter driven by our ability to help our customers optimize revenue and maximize the use of our products. Our backlog of signed deals not fully implemented remains strong and our sales pipeline is yet again the highest it has been to date, thanks in large part to our growing sales focus and recent sales reorganization. We continue to see that practices are concerned about their financial future as a result of pressures from ACA reforms and ICD-10, to name a few. Our tailored RCM services driven by people, process and

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technology make us a great solution to help providers position themselves for future healthcare reimbursement models.

I'm confident that we remain well-positioned to help our providers navigate the changing environment and optimize their revenue cycle with our full-service, all-payor best practice solution that's built on NextGen's industry-leading software platform.

Thank you for your time and interest in our company.

Taddeo, we'd like to take questions at this time.

Operator:
Thank you. Ladies and gentlemen, we will now begin the question and answer session. If you have a question, please press the star, followed by the one. You may withdraw your question by pressing the star, followed by the two. And if you are using speaker equipment, please lift the handset before making your selection.

Our first question is from the line of Michael Cherny with ISI Group. Please go ahead.

Michael Cherny:	Good morning guys.

Steven Plochocki:	Good morning.

Michael Cherny:
So I just want to dig in a little bit on the software weakness. It seemed to come down another 8% sequentially. As you look ahead to the business, as you focus particularly on the reorganization of the Company, I guess, how do you get some clarity or visibility around a return to growth, particularly within the system sales metric?

Steven Plochocki:
Well, the initiative that we rolled out beginning in October by combining our leadership under sales and marketing under one individual was to try to create a more enhanced ability to develop leads through a series of new initiatives. Now we know that there's a number of issues that are going to be facing the sector. The high end of the market, whether it be hospital or it be physician, it's pretty much made purchasing decisions already. So we're dealing with the mid-size to lower end of the markets in both of those categories and I think some of the initiatives that we'll be rolling out, that we'll be talking to you about very specifically in May, will get us back on track in terms of at least upgrading our capabilities to be involved in more of these deals.

Now, the-what's happening on the tail end of this though is that we now also have-we also now have an enhanced marketing expansion because we're dealing with two issues. We're trying to get the rest of healthcare electronically based; at the same time, ACOs are exploding all over the country. We've got, I think there's 225 ACOs now. At the beginning of the month, there were 125 and at the tail end of last quarter, I think the first four reached certification. So, if you want to see a fast-moving area, it's accountable care organizations and we're deeply engaged in providing software and product for them because, as you know, the physician base is going to be the key to a successful ACO. Managing patients in low-cost settings,

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keeping them out of higher cost settings is going to be the key and many of our large group practices are either ACOs themselves or are highly instrumental and important in ACOs that are being formed today. So we think that we're going to see an expansion in terms of our capabilities to sell software as these ACO models continue to expand. And like I said, there's still 35% of the market that has not yet adopted.

Michael Cherny:
Great. Just along those lines, you talked a bit about investing as you refocused the Company and the reorganization. You know, as you think about kind of some of the restructuring plans you do, are there any kind of cost-cut targets that you're focused on? Or is it more of an offset of investing in growth versus kind of rationalizing some of the less necessary costs? I guess any specific financial targets on that front you could give would be great.

Dan Morefield:
This is Dan. We are not providing any specific targets associated with cost cutting or efficiencies. You know, cost cutting and efficiencies and cost rationalization is really a culture and from our perspective, I really look at sort of the three Cs associated with these which is the culture of expending and being prudent in your expenditures, following by putting in good controls within the organization, both of which we have really moved the needle on. And then the third one is really looking at the cross-division efficiencies and consistent with the restructuring of the Company from an organization that was really run as four independent business units to one efficient organization where we can get not only the cost efficiencies but the revenue efficiencies that come from cross selling and selling multiple products every time we interact with a client.

So, again, we have stated no, and don't plan at this point to outline specific cost reduction targets.

Michael Cherny:	Okay. Thanks.

Steven Plochocki:	Thank you.

Operator:	Thank you. Our next question is from the line of Riki Goldwasser with Morgan Stanley. Please go ahead.

Riki Goldwasser:	Good morning.

Steven Plochocki:	Good morning.

Riki Goldwasser:
If you can provide an update on your retention rate with HMA customers year-to-date as they transition to Athena started? And in the past I think you expected to retain some of these clients so have your thought processes changed in any way?

Steven Plochocki:
The HMA which we talked about on the last call-just to give a little history on HMA, in 2007, we received the opportunity to work with HMA physicians, owned and affiliated of which there are over 1,200. In that period of time we were affiliated, and still continue to be affiliated, with them. We've gained about 400 physicians on our software and a little over 500 physicians are engaged in our revenue cycle management processes.

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New management came into HMA, wanted to expand the offering capabilities to their owned and affiliated physicians, selected Athena, and their engaged now in that process. We've-it's early in the process. There have been some conversions. There are other physician group practices that have stayed with us and I guess are revisiting the move, and there are some conversions taking place on the RCM side.

I mean it's too early to tell what the full impact of this could be, but yes, we've lost some business through that transition, but I always say, as in all of these deals, you have to take a look at them about a year out to see where the dust settles and the smoke clears.

Riki Goldwasser:	Okay. And then I know that on the hospital side, some investment impacted profitability, but if you excluded investments, what was the operating profit on the segment? Or what were the margins?

Paul Holt:
Yes, this is Paul. We're not going to get down to that level of granularity. I think that business unit is in a mode of expansion and we're building out infrastructure; we're gaining efficiencies. There's work to be done there but I think at this point we're not going to really get into that kind of pro forma discussion.

Riki Goldwasser:	Okay. Thank you.

Steven Plochocki:	Thank you, Riki.

Operator:	Thank you. Our next question is from the line of Charles Rhyee with Cowen and Company. Please go ahead.

Charles Rhyee:	Yes, thanks. Good morning guys.

Steven Plochocki:	Good morning.

Charles Rhyee:
Just a couple of quick questions here. You know, first on the NextGen pipeline, $138 million and I think you mentioned that it includes Inpatient, Ambulatory and RCM. Can you-when did you start putting-just remind me, when did you start putting the RCM also into the pipeline? Because if I recall, that was maybe only the last few quarters. Is that right to think of it that way?

Speaker:	No, Charles. The RCM became part of the pipeline when we brought RCM into the system back in 2008.

Charles Rhyee:	Okay. So then it was always in that number then?

Speaker:	Yes. It was always part of our pipeline, yes. The only area we don't include in the pipeline is our dental operations.

Charles Rhyee:
Okay. And then when I look at the-if I look at what you kind of just mentioned here for the NextGen Ambulatory revenue, $85.8 million, and it sounded like you're saying the services piece was up 20%, when I think about-I think of EDI and maintenance as other. That kind of suggests that the system sales piece of Ambulatory was down. It was around $24 million. Is that approximately right?

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Steven Plochocki:	Yes. That holds true that what happened there is you had a shift from system sales-what was lost in system sales was replaced by the service revenues.

Charles Rhyee:	Right. So then what about the SaaS piece? Does that show up in the other revenue line or would that still show up in software?

Steven Plochocki:	That's in other. Yes, and there are a number of other types of recurring subscription types of services that we have in that other category.

Charles Rhyee:	And can you remind what the year ago SaaS agreements were? The number of SaaS engagements? I mean I guess I can go look it up. I was just curious if you had that handy.

Steven Plochocki:	Not handy. I would go back to the transcript of the prior year, the prior call.

Charles Rhyee:	Okay. And then last question: RCM, can you just remind us what percent of the existing NextGen base is using your RCM services and then maybe-yes, that's the first question. Or that is the question.

Steven Plochocki:	You're asking the penetration rate of RCM into our current base?

Charles Rhyee:	Yes.

Monte Sandler:
This is Monte. You know, it still remains low. It's in the single digits. You know, again, with our reorganization of the sales and the Company, our focus is to continue to penetrate that customer base. So, you know, we see large opportunity to continue to grow both within the existing customer base as well as net new customers that are out in the market looking for our services.

Charles Rhyee:	Do you have a percentage for the number of the new engagements in the quarter? Like how many of your new client wins include both EHR, Practice Management and RCM?

Monte Sadler:
I don't know if we have that for you. I think that we could take that one as a follow up. I'd say from the RCM perspective, the majority of the deals that we're working on are within the existing customer base and we continue to be part of the discussion on net new opportunities as well.

Charles Rhyee:	Okay, great. Thank you.

Steven Plochocki:
And just a follow up to that, Charles, the restructuring and consolidation of our sales organization under a singular head is specifically going to benefit us in the cross-selling opportunities and the multi-product selling opportunities. We have been disappointed in the past in our ability to do that and now we're going to see-we believe we're seeing the beginning signs of some really strong traction in terms of our 120 sales person organization doing a much better job of cross-selling into our large installed base, as well as doing more multi-product sales. This is going to be a key part of our strategy on a going-forward basis and I'm starting to like the progress we're making as more and more of our sales organization gets cross-trained in these respective areas.

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Operator:	Thank you. Our next question is from the line of Gavin Malloy (ph) with JP Morgan. Please go ahead.

Gavin Malloy:
Hi. Thank you for taking my question. As I look at the sales force, head count went down slightly, but if I look at software sales per rep, obviously down significantly and the pipeline doesn't really seem to be picking up here. What's really holding the sale force back? Is it customer demand is waiting for more clarity on what they choose going forward? Or is it just that you're still ramping up the new sales structure?

Dan Morefield:
Yes. This is Dan. I'm going to take a quick shot at that. First of all, we don't see the change in commission sales person number to be material. The difference between 110 and 112 is really not a material number. It will fluctuate depending on hiring patterns and so forth.

To your second question, you know, we have been relatively straight forward in highlighting that the reduction in large software sales has been declining as the adoption rate or as the adoption has-into that specific market, the penetration has continued to go up. And so, you know, the natural map will then be that we'll see a greater deal of smaller sales reflected in the sales force. I would look at it just as a macro trend from an industry as a whole and one where-consistent with everything that we have said and announced.

Gavin Malloy:	Okay. And then in terms of your Medline partnership, will you be training their sales force or how will that work going forward?

Steven Plochocki:
Yes, in Medline, right now we're actively engaged with Medline in cross-training their thousand-plus sales organization and our 112 plus sales organization. So we're right now in the throes of that cross-training, both way.

Gavin Malloy:	Okay. And have you seen any ramp up in that yet or is it…?

Steven Plochocki:	No, we just…

Gavin Malloy:	Still to come?

Steven Plochocki:	We just-literally, the ink just dried on the deal about 40 days ago and we're moving very rapidly towards the cross training elements.

Gavin Malloy:	Okay.

Steven Plochocki:	We'll have more to report on that once we get some traction and actually get some material impact from it.

Gavin Malloy:	Okay, great. Thank you.

Steven Plochocki:	Thanks, Gavin.

Operator:	Thank you. Our next question is from the line of Jamie Stockton with Wells Fargo. Please go ahead.

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Jamie Stockton:
Yes, good morning. Thanks for taking my questions. I guess maybe the first one, I don't know if Dan, you want to take this or someone else does, but if you could give us an update on the new single database, web-based software platform. I think you guys have maybe been calling it NG7. You know, where does that stand? When do you think it's going to go into beta? When would you expect it at this point to be released?

Steve Puckett:
Okay. This is Steve. I'm very familiar with that and we are obviously very excited about that platform. We are not giving specific details out but that platform is substantially underway and has been now for some time.

You know, one of the things I was going to mention is we are moving very forward with the new 8 Series part of our KBM product which works with our current application which is really fine-tuned to be a predecessor right into that. So we're excited about that because it's a part of a natural evolution of what we're doing between the products. So, we'll give further details and maybe even some in the conference in May.

Jamie Stockton:
Okay. And then maybe just as a follow up to that, could you touch on your thoughts around how you're going to go through the transition? Are you going to be potentially pushing clients a reversion of all your solutions alongside a more true SaaS single database version at the same time? Are we going to be at a point in a year or two where the SaaS version, a single database version is going to be the main thing you're pushing?

Steve Puckett:	Well, obviously we see synergies of what you can do with that kind of a platform and I think that's also a great thing that we'll look into maybe discussing in May, in more detail.

Dan Morefield:
And Jamie, Dan here. I would just add one more thing is what we will do is look very carefully at the demand that we see from the market and what this technology does is it gives us flexibility, right? And so, this is-the key would be is we will be able to provide multiple components but really focused on the demand of the market.

Jamie Stockton:
Okay. And then maybe just one last one for Steve Puckett on the Inpatient. You know, you talked about some new functionality that was allowing you to go above a hundred beds. Is there any color you can give us on that? I'll stop there.

Steve Puckett:
Well, I'll just say in some of the acquisitions that we've done, we had a great opportunity to kind of move into a greater than the 100-bed market. When you do that, you obviously have more of a sophisticated feature set that's required, when you get up to ICU units and those kind of things and the different interdepartmentals. We have been spending-I haven't talked much about it on these calls but over the last year or so, we've been enhancing the product line quite a bit on the Inpatient side to be able to move upmarket in that capacity. So we're excited to have a partner in that process and are looking forward to having that come to fruition very shortly and so that the meaningful use that they're looking to do can be achieved this year.

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Jamie Stockton:	Thank you.

Steven Plochocki:	Thank you.

Operator:	Thank you. Our next question is from the line of Greg Bolan with Sterne Agee. Please go ahead.

Greg Bolan:	Okay, thanks. Just going back to Charles' question, just to clarify. So system sales within NextGen division looks like they were up about 25, 26% sequentially?

Paul Holt:	Sequentially? I think you're talking…

Greg Bolan:	Over the last quarter.

Paul Holt:	We didn't discuss-we've been talking about year-over-year results. You're asking about the just Ambulatory sequential (cross-talk)?

Greg Bolan:	(Cross-talk) movement in system sales. So $24 or $23.5, $24 million is the number that was discussed. I just wanted to clarify.

Paul Holt:	Yes. Give me a little-circle back. Give me a little-a minute to pull that up. We've been talking about year-over-year stuff and haven't gotten into sequential so.

Greg Bolan:	(Cross-talk). That absolute dollar number, is that correct for NextGen Ambulatory? System sales.

Paul Holt:	Well, you should have that-we reported that last quarter. You should already have that number from our prior Q and you'll get it when we get the Q filed here shortly.

Greg Bolan:
Okay. All right. And then, Steve, going back to the comment around five new hospitals added this quarter. I think you had added around nine this time last year and it's this division, I know, was kind of somewhat of a growth catalyst over the coming years and it seems like it's softening a bit. I mean is there-is the saturation within the critical access up to all the way, as I say, the 50-bed hospital marketplace increasing to point where it's kind of pushing you, I guess, up in terms of number of beds? And maybe this is a transition period and we should expect Hospital Solution revenues to start to reaccelerate? Or any comments there?

Steve Puckett:
Yes, a couple of comments. First off, that market is wide open and I don't see any change. That's not impacting us in any way as far as the market availability there. I think if you look at the pure numbers that last year we brought to a live state, which was astronomical to me, I mean compared to the other folks in the industry. We've-you know, right now, I think we've done-and I haven't mentioned a whole lot about it-we have a couple of SaaS deals in the play and things like that. There's a lot of effort going into some different models that we have out there right now and I would say our group is heavily invested right now in getting the deals that we have actually sold, actually installed and completed out there as well. But I see, for us, I mentioned also that we are looking very forward to opening this up because quite frankly the way I feel about it is there are a lot of deals that are happening that they don't even know about us. And so, that's the real opportunity that I think-and including the market segment you're talking about, the smaller market, as we have a

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lot of feet on the street, over those hundred and some people, they're all interconnected right now and, you know, almost to touch every single hospital that's out there. There's a couple, you know, of people apart from that.

So, you know, I'm looking forward to that. We've just now got that underway where we've done the cross-training. It is a different kind of sale between the Hospital and the Ambulatory so we're looking forward to seeing a lot of opportunities from that. So I don't see a significant shift, to answer your question.

Greg Bolan:	Okay. I mean I guess is it fair to say that in your pipeline that the Hospital end market pipeline is-is it growing?

Steve Puckett:	Well, I think you will see it growing as we get more folks on the street and we've also expanded the marketing just this last quarter in those areas. So I think you will see some of that.

Greg Bolan:
All right. Great. Thanks. This last one, Steve. Kind of just thinking about your comments on potential acquisitions. I guess over the past year you've talked a little bit about specifically towards the revenue cycle technology side with the acute setting. I'm assuming conversations continue to be ongoing. Any color you'd like to share just in terms of is it kind of transitioning to smaller assets to fill the strategic holes, like you had spoken about? Smaller bolt-on as you had historically done? Or are you really starting to lean towards something quite transformational? And any commentary on that would be great.

Steven Plochocki:
Well, Greg, in our prepared statement I think we were pretty clear on the fact that we're not going to be reckless. We have the history of doing acquisitions that we assimilate, integrate into our organization where it doesn't create a lot of disruption. But we also have left the door open for doing something more transformational. We think revenue cycle management is going to be an explosive area because of the-not just the ICD-10 but then the movement to ICD-11. And then you've got to remember, we're less than a year away from Obamacare and nobody knows what that's really going to mean. But what we are seeing more and more in our large installed base of physicians is their concern over cash flow as a result of ICD-10 and maybe some of the nuances of healthcare reform under Obamacare. So, it's going to be explosive area. We want to continue to grow it. We want to continue to expand it and we've always said that we wanted this year to get into the revenue cycle management sector relative to dental as well as hospitals and we are engaged in discussions in those areas right now.

Greg Bolan:	Okay, great. Thanks guys.

Paul Holt:
Let me follow up with your other question. I've got the answer here. So NextGen Ambulatory system sales last quarter was $27 million and $24.5 million this quarter. That's your sequential system sales numbers there.

Greg Bolan:	Great. Thanks guys.

Steven Plochocki:	Thank you.

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Operator:	Thank you. Our next question is from the line of Ryan Daniels with William Blair. Please go ahead.

Andy O'Hara:	Hey guys, it's Andy O'Hara in for Ryan this morning.

Steven Plochocki:	Andy.

Andy O'Hara:	Hey, I've got a quick question, going back to the RCM services. Can you just give any more color sort of specifically with regard to selling into the hospital market?

Steve Puckett:	I'm sorry. For RCM services?

Andy O'Hara:	Yes. Yes, selling into the hospital market.

Steve Puckett:	With our Hospital Solutions Group?

Andy O'Hara:	Right. Correct.

Steve Puckett:
Okay. Yes, so, we believe that there's a lot of opportunity in that market segment in those customers. You know, our services and our focus are really around revenue optimization and providing services to help our customers exceed that, as well as getting the most out of our software platform. So, you know, we think there's a large opportunity in the hospital base to reduce costs, optimize revenue and maximize the use of our technology. And again, with our sales reorganization, we're starting to see a lot of growth and penetration throughout all of those segments.

Andy O'Hara:	Okay, cool. And then of the 200 hospital customers you guys have, roughly how many are using RCM services at this point?

Steve Puckett:	We don't have any today that are using our RCM services.

Steven Plochocki:
Just for clarity purposes, I want to make sure you understand. We want to become engaged in the RCM sector for hospitals. We are not engaged in that presently, but we want to get into it. I just wanted to make sure you understood that.

Andy O'Hara:	Okay.

Steven Plochocki:
We are-Monte does have some strategic alliance relationships with RCM companies that engage in hospitals where we do co-bidding on our physician side with their hospital side to try to win deals, but we want our own opportunities in the hospital side and that's where we're engaged in discussions presently.

Andy O'Hara:
Okay. That's helpful. And then can we get any more color on your patient portal? Have you guys seen an uptick following the final Stage 2 rules or are a lot of customers kind of still holding off because of the delay?

Speaker:
No, we are seeing an uptick there. That portal product, not only does it help satisfy meaningful use rules, it also creates efficiencies inside the practice and encourages greater engagement with patients. So we have been seeing an uptick and that is part of the growth that you're seeing in the other services revenue line.

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Andy O'Hara:	Thanks a lot guys.

Steven Plochocki:	Thank you.

Operator:	Thank you. Our next question is from the line of Bret Jones with Oppenheimer. Please go ahead.

Bret Jones:
Good morning and thank you for taking the questions. I wanted to start-I wanted to go back to the idea of software sales and kind of where we are in terms of them bottoming and get a sense for what you think. You've talked about the Ambulatory market having shifted away from-you know, that the large physician practices is saturated. It sounds like on the Inpatient side, you're trying to move upmarket. Is this a demand issue? Is the demand still there in your mind? Or if we can kind of rank, like, what are the issues on the demand side? Is it demand or is it the product that you need to realign? Or is it a service issue?

Steven Plochocki:
Well let me give you-Bret, this is Steve. Let me paint the picture a little bit. As we all know and hopefully most of us know on this call, there's about 35% of the market on the Hospital and combined physicians side that have not yet adopted. The high end of the hospital market and the high end of the physician group practice market have pretty much made purchasing decisions. So we're taking out of the market these seven figure opportunities and we're working more now with six figure opportunities. However, the evolution of accountable care organizations and their rapid expansion, it was the fact that we have such a large installed base of large group practices around the country, that are basic-they're the primary movers of these ACOs. They're expanding and growing and adding group-adding smaller practices, adding specialties, adding all the components they need to fulfill ACO requirements. So we are continuing to capture the mid to small market which is just through our normal processes of responding to RFPs, our sales processes in local markets, the regional extension centers-that of the 62 that have been set up around the country where we're the third-most applied software through regional extension center support that the government has outlined. And if you take a look at the-again, I'm going to point to the CMS reports on attestation. There's 462 companies represented on those attestation reports. We rank fourth in terms of physicians that have attested. So we have a very strong position with over 4,200 group practices that are going to need additional products and services.

And let me give you a flavor on ACO. ACOs have five principle products that they need, and we provide those: patient management, population management, analytics tools, regulatory reporting tools and clinical reporting tools. Those are the five principles that are needed in the ACO system. And for companies like us that have a large installed base, that's a whole new sales element for us in that market. So as the adoption for the platform of electronic medical records is kind of reaching fruition throughout the next year or two, with the evolution of the accountable care organization, it's creating an entirely new selling opportunity for companies, particularly companies like us that have existing installed basis. And I'm going to reiterate that a lot in the next year, because the installed base is the reason that we believe we're going to have a great opportunity through cross-selling, multi-product selling, ACO product selling over the next year, and it's also the same reason that

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those companies that don't have large installed bases, the smaller providers, the ones who can't-don't have the critical mass in their software development to meet ICD-10 standards or Stage 2 certification. That's going to create an entire reselling market for large companies like us.

So we think there's a lot of changes coming down the path that are a little different than maybe the last two to three years, but they're all opportunities that will benefit a company like us.

Bret Jones:
Okay. That's helpful. So just to sum that up, I guess, is it right to say that EHR, we should expect the EHR demand to continue to soften but you expect the cross (inaudible), whether it's population management, reporting or analytics, that's going to start to pick up. Is that the right way to think of it?

Steven Plochocki:
Yes, I think as one thing starts winding down, other pieces start rolling up. And don't lose sight of the fact that because we've consolidated our organization in terms of sales and marketing, as Monte cited, revenue cycle management is going to be a huge growth area for us.

Bret Jones:	Mm-hmm.

Steven Plochocki:	Huge.

Bret Jones:
Can you give us a sense for what demand you're seeing in terms of population management tools and reporting and analytics? Obviously it's still very early in the ACO lifecycle so I mean are they six months away from demand really picking up? Maybe even 12 to 18 months?

Steven Plochocki:
I think it's-like I said, if you look at the evolution of ACOs, two months ago there were four certified ACOs, around Christmas time there were 125 and now there's 245. So you're talking about something that's evolving extremely fast.

Patient management and population management are the two key tools because the key to an accountable care organization being successful and being paid on a capitated basis is to ensure that patients are managed extremely well in low-cost settings. So in other words, you do not want a patient to escalate into specialty care or the hospital which means you have to do a great job of managing them at the primary care level. And it's at that level that the software is the instrument by which the management of that patient will be attained. So I-we find this stuff is exploding all around us. It's growing very rapidly. And again, we're at the very front end and early stages of ACO modeling and expansion.

Bret Jones:
Okay, great. Is there any way you can give us a sense of the demand you're seeing, whether it's in terms of revenue? Or maybe if it's too early for revenue, what's in the pipeline in terms of these new tools?

Steven Plochocki:
Well, I mean-like I said, it's early so you know to be able to say that it's a material impact for a $460 million company like us, we can't make that statement yet. But we see that as one of the areas that will grow very nicely for us in the upcoming 14-12 to 24 months.

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Bret Jones:	All right, great. Thank you very much.

Steven Plochocki:	Thanks.

Operator:	Thank you. Our next question is from the line of Richard Close with Avondale Partners. Please go ahead.

Richard Close:
Yes, thank you for taking the questions. With respect to the RCM pipeline, I think you said that was record level. Is there any way as your business is transitioning that you can give us the percentage of the total pipeline that RCM is currently? Or a rough estimate?

Dan Morefield:
This is Dan. You know, at this point in time we are not prepared to do that and, again, consistent with the fact that these opportunities tend to cross divisional lines. As Steve Puckett indicated, we have a great percentage of our Hospital clients also have Ambulatory solutions. So when we look at the pipeline, understanding that those pipeline figures go across division lines. So it's not something at this particular point in time that we think is something we're going to do is to provide that level of detail.

Richard Close:	Okay. Well, you know, since the model is transitioning from a service or from software to more service, it would be helpful to investors and analysts if we could get some of that granularity.

How about on the number of arrangements? You had 131 in the quarter. How many of those were multiple product sales?

Paul Holt:
Yes. Hey, Richard. This is Paul. At least a significant majority, a high majority, say three-quarters are going to be-when you say multi-product, I'm talking about both the EPM and EHR products. Is that what your referring to?

Richard Close:
No. I'm really referring to someone is buying a Practice Management and EHR and they're also buying the revenue cycle services or a hospital that might be buying Inpatient and the Ambulatory. What is the percentage of I guess multi-product sales? Looking at it that way.

Steve Puckett:
I mean-this is Steve Puckett. I can talk to you from the Hospital side. It's almost 8 out of 10 times we are dealing with Ambulatory because where there are hospitals, there are clinics almost always associated with it. So for us, that's-I can tell you that much from our side.

Richard Close:
Okay. And then I guess to piggyback finally on Bret's question, is there any sense in terms of magnitude of the market size of these ACO tools in terms of what the potential revenue is? As we look at the declining electronic health record opportunity and the software revenue associated from that, is the revenue potential from these ACO tools at the same size as the EHR and thus can sort of plug the hole as the boat's leaking? You know, just trying to get a better feel of where software potentially goes over the next year or so.

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Steven Plochocki:
Well I think it's difficult for all of us to predict that, other than the fact that you've got one-fifth of the economy that is moving towards ACO modeling and that's healthcare. The-every one of the physician groups and hospitals and outpatient facilities are going to become engaged in the next 36 to 48 months in an ACO model. And I just gave you the stats earlier on how fast it's evolving. I mean every one of them are going to have to have these tools to participate in an ACO model. ACO modeling is just evolving now so I have not really seen, Richard-to that point, I have not seen anybody put out figures on what that can mean in terms of overall sales to the sector but I would venture to guess it's a multi, multi billion dollar opportunity for the sector.

Richard Close:
And those ACO products, are those Software as a Service or are those licensed software sales? Just trying to get a feel of if that-all of a sudden you start seeing increased demand and success selling these ACO products, will it have the same margin profile as your electronic health record license margins?

Paul Holt:
Yes. Richard, this is Paul. There should be some-it may be some of both. There may be some products that are more of a subscription type of a deal and some may be a software component. So you might have some recurring type revenue opportunities there as well as software opportunities. But it's still a little early.

Richard Close:	Okay. Thank you.

Steven Plochocki:	Thank you.

Operator:	Thank you. Our next question is from the line of George Hill with CitiGroup. Please go ahead.

George Hill:	Hey, good morning guys and thanks for taking the questions.

Steven Plochocki:	George.

George Hill:
Maybe, Steve, just start with a big picture question. Can you tell us what portion of the Company's NextGen system sales are coming from what I would call health system clients? And this kind of-this tacks onto the questioner who I guess-whoever asked about HMA. Just because we're seeing a lot of health systems move towards the integrated infrastructure you guys have. You know, HMA is going away. Scott & White will likely go away but there's still like, Banner, Adventist and Baptist. So what's the Company's exposure to health systems at this point?

Steve Plochocki:
Well I-geez, we have 4,200 group practices, many of them are part of health systems, yes. The ones that were-it's very difficult to assess on a moving playing field exactly where everybody is going to end up and what everybody is going to do. Our active engagement with our large customers have them all continuing to buy additional software, additional products, additional services as they're moving rapidly towards some basis of creating ACO modeling. So I imagine there's always some form of attrition. I think if we were to tell you in our replacements who we're replacing, you might be a little surprised. There's a lot of movement in the market. But again, companies like us who have large installed bases, I would venture to guess that almost every one of our large customers are buying additional software

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almost every quarter. So it's difficult to tell. I mean I don't know. Anything is possible but I will say though that we're starting-not just starting. We're continuing to see the additional growth of our largest customers expanding and trying, just as we are, trying to navigate the waters and figure out where they fit in healthcare and how they can get ahead of the curve to capturing a certification on accountable care so they can become actively engaged in this modern era of healthcare.

George Hill:
Okay, that's helpful. And a couple of bean counting questions for Paul. Paul, with respect to the NextGen system sales in the quarter, were there any big outliers that contributed I guess outsized to the quarter. Hanger was mentioned during the call. I know people were kind of highlighting the kind of sequential improvement in the NextGen system sales so I'm trying to figure out if there were kind of any one-off contributors in the quarter.

Paul Holt:
Wait a second. You're-I think that's incorrect. There was not a sequential improvement in NextGen Ambulatory system sales. What I mentioned earlier was prior quarter $27 million versus $24.5 million this quarter. So I'll make sure that's (inaudible). And no, I don't have any large outliers to report. Hanger is still something that we're looking at in the future.

George Hill:	Okay.

Steven Plochocki:
As we had indicated on Hanger and I think Dan alluded to is that we anticipate getting a software benefit from Hanger beginning probably late in our fourth quarter or certainly by early summer next year.

George Hill:
Okay. And then just what is the average revenue recognition duration of the software that's being sold at this point? And how has it changed as the mix of business has evolved? Because if I look at the software sales-software and hardware sales in the quarter of just shy of $22 million, and if I look at that compared to the year ago period of 35, has the rev rec duration changed much given the mix of business?

Steven Plochocki:
Well, no there-if you-we don't have a big-there is no sort of change in revenue recognition. You know, revenue recognition, it can be-certain arrangements may have elements that will have you defer your revenue but those are more on a case-by-case basis. You can't really get into some kind of a systematic discussion or generalization. We have-we did have one opportunity that was structured a little differently that will push revenue out over a longer period of time but that was kind of a more unique situation. So it's a little hard to make generalizations like that about how revenue recognition is being stretched or changing.

You know, the SaaS-the number of SaaS arrangements I think is encouraging for the long term but that kind of revenue as I talk about from time to time is something more of a freight train. It takes a while to really get the train moving and it's still not a huge contributor to revenue, however, it is slowly growing and that is the kind of revenue that's recurring and has better visibility.

George Hill:	Okay. That's helpful. Thank you.

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Steven Plochocki:	Taddeo, we'll take one more question, please.

Operator:	Thank you. Our last question is going to be from the line of Dave Windley with Jefferies & Company. Please go ahead.

Sean Dodd:
Hey, good morning. This is Sean Dodd (ph) on for Dave. Recently, one of your larger competitors debuted a full-service RCM solution for 2.9% of collection. I'm just curious how that compares to what your current pricing is and is this a factor-did the aggressiveness of this action, does that affect your outlook on RCM at all?

Monte Sandler:
This is Monte. So I think the devil is in the details. You know, I think you really have to look at what the service offering includes and doesn't include, the level of service. I would tell you that our offering as you've heard me speak about every quarter in my prepared comments is a full-service tailored approach. Its backbone is our award-winning software that is high-feature, high-function and our service offering is very comprehensive. That said, I will tell you that our pricing is extremely competitive in the marketplace and we go head-to-head against competitors that have scaled down offerings, cookie cutter offerings, all the time and we're winning those deals on both price, service, return on investment, et cetera. So, we're very competitive. Our offering is much more comprehensive and, again, you've also heard me report that our margin expansion continues to improve every quarter. So we continue to make strides to get more efficient and effective through automation, through best practice methodology and remain extremely competitive to the market.

Sean Dodd:
Okay. And then if we look at the RCM revenue for the quarter and actually kind of on the year-to-date basis and back out kind of the contribution you guys outlined from Matrix, it looks like organically the growth there has been kind of-pretty slow. Is that because Matrix isn't growing as quick as you thought? Or is that because the core RCM business isn't performing as expected?

Monte Sandler:
Well I think we're focused on our sales and marketing efforts. We've restructured that throughout the organization. You continue to hear us talk about cross-selling and multi-product sales, you know, again, the reorganization of that team, so I think you're going to see that continue to improve. Our pipeline is improved tremendously through those efforts and you know, I think you're going to continue to see growth. The market is more interested every day in our offering and our ability to allow our customers to focus on achieving meaningful use, adoption of ICD-10, while we take care of back office RCM services.

So, you know, we're making a lot of strides in our reorg, in our pipeline and we have a heavy focus on that moving forward.

Sean Dodd:
Okay. And then just lastly, going back to the comment on your expectation for more smaller deals in the future, that kind of suggests to me it necessitates a need for a larger sales force rather than a smaller. Is some considerable hiring on the horizon there?

Steven Plochocki:	Well our addressing of mid to small group practices has always been part of our fabric. We have an inside sales organization that deals directly with leads off of

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that. We have the-we're one of the three primary softwares that are applied through the 62 regional extension centers around the United States. And if you remember, the regional extension centers were primarily set up by the government to aid and assist the standalone or small group practice. And then of course we have 42 reseller arrangements and in a reseller arrangement, we sell bulk blocks of our licenses to resellers and the majority of the application of those licenses are to small doctors and small practices. If they do engage in something larger, they typically hand the ball off to us. So we've had active, proactive initiatives towards that mid to small practice all along. And we of course through our consolidation of sales and through our new marketing initiatives that we'll talk more in detail about in May, we'll be even having a stronger approach to that remaining 35% of the market that has yet to adopt.

Sean Dodd:	All right. That's helpful. Thank you very much.

Steven Plochocki:	Thank you.

All right, well, thank you everyone for today. I think general themes to take away from the things that we're working on. First off, we began our restructuring in October, extended it into November and even Dan this morning announced an addition to our Executive Committee of Mike Lovett in our Ambulatory sector. So we are still engaged in the process of restructuring the Company, so we're early in that process. But I think the things to point to and the things that we feel very confident in is that the restructuring of the sales organization under a singular head selling all products and services and being cross-trained in those areas will improve our growth.

Second, the areas that are being addressed through Dan and his organization and his team, and the division leaders, in terms of cost savings and cost efficiencies in bringing certain elements of our organization together operationally will result in a lower cost base for us and those two combinations will enhance our bottom line. And we will give you far more detail on that on May 6th when we see all of you at the Meridien in New York.

-So again, thank you for your support and we look forward to seeing you in our future travels. Thanks.

Operator:
Thank you. And ladies and gentlemen, that does conclude our conference for today. If you'd like to listen to a replay of today's conference, please dial 303-590-3030 or 1-800-406-7325. The access code is 4591712 followed by the pound sign. Thank you for your participation. You may now disconnect.

END

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